                                                                       EXHIBIT 3

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE LAWS OF ANY OTHER JURISDICTION. THIS WARRANT MAY NOT BE EXERCISED AND NEITHER THIS WARRANT NOR ANY SECURITIES ISSUABLE UPON THE EXERCISE OF THIS WARRANT MAY BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT UNDER SAID ACT AND ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND ALL APPLICABLE LAWS OF ANY OTHER JURISDICTION IS SATISFIED WITH RESPECT TO SUCH TRANSACTION. ALL CERTIFICATES FOR SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF THIS WARRANT WILL CONTAIN A LEGEND REFERENCING THE RESTRICTIONS IMPOSED ON THE SHARES.

                                     WARRANT

                           To Purchase Common Stock of

                                 MICROCARB INC.

         THIS WARRANT CERTIFIES THAT, for value received, the registered holder hereof, SmithKline Beecham Biologicals Manufacturing s.a., a Belgian company, whose address is Rue de L'Institut 89, B-1330 Rixensart, Belgium, or its successors and permitted assigns, is entitled, subject to the terms and conditions set forth herein, to purchase from MICROCARB INC., a corporation organized and existing under the laws of Delaware, the number of shares of the Common Stock of MicroCarb Inc., $.01 par value per share, as constituted on the date of this Warrant, which is determined as specified in Section 4D at the Basic Purchase Price (as hereinafter defined) in lawful money of the United States of America. The Basic Purchase Price therefor is subject to adjustment as hereinafter provided in Section 5.

         Section 1. Definitions. For all purposes of this Warrant, the following terms shall have the meanings indicated:

         "Basic Purchase Price" shall mean the price of U.S. $0.37 per share of the Common Stock, at which price the registered holder hereof may exercise this Warrant prior to any adjustments being made as provided in Section 5.

         "Business Day" shall mean any day except a Saturday, a Sunday, or a legal holiday in the City of New York (other than a legal holiday on which the New York Stock Exchange is open for trading on a regular basis).

         "Common Stock" shall mean and include MicroCarb's authorized common stock, $.01 par value per share, as constituted on the date of this Warrant, and shall also include any class of the capital stock of MicroCarb hereafter authorized which shall neither (i) be limited to a fixed sum or a percentage of par value in respect of the rights of the holders thereof to receive dividends and to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of MicroCarb, nor (ii) be subject at any time to redemption by MicroCarb.

         "Convertible Securities" shall mean any stock or securities convertible into or exchangeable for shares of the Common Stock.

         "Exchange Option Agreement" shall mean that certain exchange option agreement of even date herewith between MicroCarb, Vaccines and SKB.

         "Exercise Fraction" means the fraction (calculated to the nearest three decimal places) obtained by dividing (i) the number of shares of Vaccines Common Stock that SKB (and/or its successors and permitted assigns) has exchanged for, or has provided irrevocable written notice to MicroCarb of the exercise of its option to exchange for, shares of Common Stock pursuant to the Exchange Option Agreement and (ii) 350.

         "Exercise Ratio" shall mean .389, which is the ratio of the number of shares of the Common Stock issuable upon exercise of this Warrant to the number of shares of the Common Stock issued upon the exercise of the Index Options and Index Warrants.

         "Further Triggering Event" shall mean the purchase by SKB and/or its successors and permitted assigns of shares of Vaccines Common Stock for One Million Dollars ($1,000,000) pursuant to the exercise of the Second Purchase Option referred to in Section 11.2 of the Stock Purchase Agreement. Notwithstanding the



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
immediately preceding sentence, such purchase of shares of Vaccines Common Stock shall not constitute a Further Triggering Event if SBB has previously delivered written notice to MicroCarb pursuant to Section 2.09 of the Research and Development, Research Support and License Agreement that SBB will not pay the amount to be paid pursuant to Section 2.08 of the Research and Development, Research Support and License Agreement for Year 4 (as defined in the Research and Development, Research Support and License Agreement).

         "Index Option" shall mean each option to purchase shares of the Common Stock listed on Exhibit A-1 hereto and each option issued in replacement, substitution or in exchange therefor.

         "Index Share Pool" shall mean the aggregate number of shares of Common Stock issued at any time pursuant to the exercise of Index Options and Index Warrants.

         "Index Warrant" shall mean each warrant to purchase shares of the Common Stock listed on Exhibit A-2 hereto and each warrant issued in replacement, substitution thereof or in exchange therefor.

         "MicroCarb" shall mean MicroCarb Inc., a Delaware corporation, together with any corporation which shall succeed to or assume the obligations of MicroCarb Inc. hereunder.

         "Purchase Price" shall mean as of any date, the Basic Purchase Price, as the same has been adjusted from time to time pursuant to the provisions of
Section 5.

         "Research and Development, Research Support and License Agreement" shall mean that certain research and development, research support and license agreement of even date herewith between Vaccines, MicroCarb and SBB.

         "SBB" shall mean SmithKline Beecham Corporation, a Pennsylvania corporation.

         "SKB" shall mean SmithKline Beecham Biologicals Manufacturing s.a., a Belgian company.

         "Securities Act" shall mean the Securities Act of 1933, and any similar or successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

         "Triggering Event" shall mean the purchase by SKB and/or its successors and permitted assigns of shares of Vaccines Common Stock for One Million Dollars ($1,000,000) pursuant to the exercise of the First Purchase Option referred to in Section 11.2 of the Stock Purchase Agreement. Notwithstanding the immediately preceding sentence, such purchase of shares of Vaccines Common Stock shall not constitute a Triggering Event if SBB has previously delivered written notice to MicroCarb pursuant to Section 2.09 of the Research and Development, Research Support and License Agreement that SBB will not pay the amount to be paid pursuant to Section 2.08 of the Research and Development, Research Support and License Agreement for Year 3 (as defined in the Research and Development, Research Support and License Agreement).

         "Stock Purchase Agreement" shall mean that certain stock purchase agreement of even date herewith between MicroCarb, Vaccines and SKB.

         "Vaccines" shall mean MicroCarb Human Vaccines Inc., a Delaware corporation.

         "Vaccines Common Stock" shall mean and include Vaccines' authorized common stock, $.01 par value per share, as constituted on the date of this Warrant.

         "Warrant Shares" shall mean all shares of the Common Stock purchased or purchasable by the registered holders of this Warrant upon the exercise thereof pursuant to Section 4 thereof.

         All terms used in this Warrant which are not defined in this Section 1 have the meanings respectively set forth therefor elsewhere in this Warrant.

         Section 2. Ownership of this Warrant. MicroCarb may deem and treat the person in whose name this Warrant is registered as the holder and owner hereof, notwithstanding any notations of ownership or writing hereon made by anyone other than MicroCarb, for all purposes and shall not be affected by any notice to the contrary, until presentation of this Warrant for registration or transfer as provided in Section 3. MicroCarb shall maintain, at its office or agency at 300 Professional

Drive, Gaithersburg, Maryland 20879 (or at such other office or agency of MicroCarb as MicroCarb shall designate from time to time by notice to the registered holder of this Warrant), a register for the Warrants, in which MicroCarb shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.

         Section 3. Exchange, Transfer and Replacement. This Warrant is exchangeable, upon the surrender hereof by the registered holder to MicroCarb at its office or agency provided for in Section 2, for new Warrants of like tenor, representing in the aggregate the right to purchase the number of shares of the Common Stock purchasable hereunder, each of such new Warrants to represent the right to purchase a percentage of the number of shares of the Common Stock (with the aggregate percentages in all such new Warrants not to exceed one hundred (100%) percent) as shall be designated by said registered holder at the time of such surrender. This Warrant and all rights hereunder are transferable, to the extent permitted by Section 18, without the necessity of obtaining any consent to such transfer, in whole or in part, only upon the register provided for in
Section 2, by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by MicroCarb, of the same tenor as this Warrant but registered in the name of the transferee, upon surrender of this Warrant with the Assignment Form attached hereto duly completed, at said office or agency of MicroCarb. Upon receipt by MicroCarb at its office or agency provided for in Section 2 of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant and upon indemnity or security reasonable satisfactory to MicroCarb in the case of loss, theft or destruction, and upon surrender of this Warrant, in the case of mutilation, MicroCarb will make and deliver a new Warrant of like tenor in replacement of this Warrant. This Warrant shall be promptly cancelled by MicroCarb upon the surrender hereof in connection with any exchange, transfer or replacement. Except as otherwise provided in the following sentence, MicroCarb shall pay expenses and charges payable in connection with the preparation, execution and delivery of Warrants pursuant to this Section 3. Any taxes or other governmental charges shall be borne by the party on which such taxes or charges are imposed by law.

         Section 4.  Exercise of this Warrant.

         A. Procedure for Exercise. In order to exercise this Warrant in whole or in part, the registered holder hereof shall complete the Subscription Form attached hereto and deliver this Warrant to MicroCarb, together with cash in an amount equal to the aggregate Purchase Price of the shares of the Common Stock then being purchased, at its office or agency provided for in Section 2. The exercise of this Warrant shall be deemed to have been effected and the Purchase Price and the number of shares of the Common Stock issuable in connection with such exercise shall be determined as of the close of business on the Business Day prior to the date on which such completed Subscription Form and payment in full of the aggregate Purchase Price shall have been delivered at such office or agency. Upon receipt of such Form and payment in full of the aggregate Purchase Price, MicroCarb shall, as promptly as practicable, and in any event within 20 days thereafter, execute or cause to be executed and deliver to said registered holder by an internationally recognized air courier a certificate or certificates representing the aggregate number of shares of the Common Stock specified in such Form, provided that if the number of shares of the Common Stock specified in the Form exceeds the number of shares of the Common Stock that the holder of this Warrant is entitled to exercise, MicroCarb shall execute and deliver to such holder a certificate representing the maximum number of shares of the Common Stock that the holder of this Warrant is entitled to exercise. Each stock certificate so delivered shall be in such authorized denomination as may be requested by the registered holder hereof and shall be registered in the name of said registered holder or such other name as shall be designated by said registered holder, and the person in whose name any such stock certificate shall be issued upon such exercise shall be deemed to have become the holder of record of the shares represented thereby as of the time when the exercise of this Warrant with respect to such shares shall be deemed to have been effected. If this Warrant shall have been exercised only in part, MicroCarb shall, at its expense at the time of delivery of said stock certificate or certificates, deliver to such holder a new Warrant of like tenor evidencing the rights of such holder to purchase the remaining shares of the Common Stock covered by this Warrant. MicroCarb shall pay all expenses incurred by it in connection with the preparation, execution and delivery of stock certificates pursuant to this Section 4.

         B. Acknowledgment of Continuing Obligation. MicroCarb will, at the time of the exercise of this Warrant, in whole or in part, upon request of the registered holder hereof but at the expense of MicroCarb, acknowledge in writing its continuing obligation to said holder in respect of any rights to which said holder shall continue to be entitled after such exercise in accordance with this Warrant.

         C. Character of Warrant Shares. All shares of the Common Stock issuable upon the exercise of this Warrant shall, when issued, be duly authorized, validly issued, fully paid and non-assessable.

         D. Condition for Exercise; Number of Shares Subject to Exercise; Limitations on Exercise. This Warrant cannot be exercised until such time as an Index Option or Index Warrant is exercised and the conditions to the application of at least one of the scenarios set forth below are satisfied. Thereafter, subject to the expiration of the exercise rights evidenced by this Warrant in accordance with the provisions of Section 4E, this Warrant shall be exercisable, in whole or in part, to purchase, in the aggregate, the number of shares of Common Stock equal to the product obtained by multiplying (i) the applicable Exchange Ratio, (ii) the number of shares of Common Stock comprising the Index Share Pool and (iii) the applicable Exercise Percentage. If the conditions to the application of more than one of the scenarios are satisfied, the scenario that produces the greatest number of shares of Common Stock shall apply.

                                                     Exchange        Exercise
                                                      Ratio          Percentage
                                                     --------        ----------

Without regard to whether or not                     .292            Exercise
a Triggering Event or a Further                                      Fraction
Triggering Event has occurred, if
SKB (and/or its successors and
permitted assigns) has exchanged,
or has provided an irrevocable
written notice to MicroCarb of
the exercise of its option to
exchange, Vaccines Common Stock
for Common Stock pursuant to the
Exchange Option Agreement.

Without regard to whether or not                     .389            Exercise
a Triggering Event or a Further                                      Fraction
Triggering Event has occurred, if
(i) SKB (and/or its successors
and permitted assigns) has
exchanged, or has provided an
irrevocable written notice to
MicroCarb of the exercise of its
option to exchange, Vaccines
Common Stock pursuant to the
Exchange Option Agreement and
(ii) SBB has become committed to
Year 3 funding as contemplated by
Section 2.08 pursuant to Section
2.09 of the Research and
Development, Research Support and
License Agreement.


If either a Triggering Event or a                    .389            50%
Further Triggering Event has
occurred.


If both a Triggering Event and a                     .389            100%
Further Triggering Event have
occurred.

         E. Time for Exercise. Subject to the provisions of Section 4D, this Warrant may be exercised as to shares of the

Common Stock issued upon exercise of each Index Option and each Index Warrant on or before any date which is thirty (30) Business Days after the later to occur of (i) the date that the underlying Index Option or Index Warrant would have expired had it not been exercised or (ii) the date that the registered holder of this Warrant receives written notice from MicroCarb of the exercise of such Index Option or Index Warrant. This Warrant shall expire as to shares of the Common Stock issued upon exercise of each Index Option and each Index Warrant on the day which immediately follows the later to occur of the dates specified in clauses (i) and (ii) of the immediately preceding sentence.

         F. Certificates for Shares. Each certificate for shares of Common Stock issued pursuant to the exercise of this Warrant shall include the following legend placed on the face thereof:

         The sale, transfer, assignment or pledge of these shares is restricted by the terms of a Stock Purchase Agreement dated May 6, 1996 effective as of March 1, 1996 among a number of parties, including MicroCarb and SKB, a copy of which may be examined at the offices of MicroCarb in Gaithersburg, Maryland. The shares of Common Stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, transferred, assigned, hypothecated or otherwise disposed of unless (i) a registration statement under said Act and all applicable laws of any other jurisdiction shall have become effective with regard thereto or (ii) an exemption from registration under said Act and such applicable laws of any other jurisdiction is satisfied with respect to such transaction.

         Section 5. Adjustment of Purchase Price Provisions.

         A. Adjustment of Purchase Price. The Purchase Price shall be subject to adjustment from time to time as hereinafter in this Section 5 provided.

         B. Purchase Price Adjustment Formulas. If and whenever after March 1, 1996, MicroCarb shall (i) declare a dividend or other distribution upon any capital stock of MicroCarb which is payable in shares of the Common Stock or Convertible Securities,

(ii) declare a dividend or any other distribution upon the Common Stock payable otherwise than out of the current earnings, retained earnings or earned surplus or (iii) subdivide or combine the shares of the Common Stock, then in each such case the Purchase Price shall be forthwith changed as provided in Section 5C, 5D and 5E, respectively.

         C. Stock Dividends. In case at any time MicroCarb shall declare a dividend or any other distribution upon any capital stock of MicroCarb which is payable in shares of the Common Stock or Convertible Securities, then the Purchase Price shall be reduced effective immediately following the record date for such distribution to the quotient obtained by dividing (1) the product of
(x) the number of shares of the Common Stock outstanding and deemed (in accordance with the last sentence of this Section 5C) to be outstanding immediately prior thereto, multiplied by (y) the then effective Purchase Price, by (2) the total number of shares of the Common Stock outstanding and deemed (in accordance with this Section 5C) to be outstanding immediately thereafter (but in no event shall the Purchase Price be reduced to less than the par value per share of the Common Stock). All shares of the Common Stock and all Convertible Securities issuable in payment of any dividend or other distribution upon the capital stock of MicroCarb shall be deemed to have been issued or sold without consideration. The number of shares of the Common Stock deemed to be outstanding shall be the total maximum number of shares of the Common Stock issuable upon
(i) the exercise of all outstanding rights or options to subscribe for or to purchase shares of the Common Stock and (ii) the conversion or exchange of (A) all outstanding Convertible Securities and (B) all Convertible Securities issuable upon the exercise of rights or options to subscribe for or purchase Convertible Securities.

         D. Extraordinary Dividends and Distributions. In case at any time MicroCarb shall declare a dividend or any other distribution upon the Common Stock payable otherwise than out of current earnings, retained earnings or earned surplus and otherwise than in shares of the Common Stock or Convertible Securities, the Purchase Price shall be reduced by an amount equal, in the case of a dividend or distribution in cash, to the amount thereof payable per share of the Common Stock or, in the case of any other dividend or distribution, to the fair value thereof per share of the Common Stock at the time such dividend or distribution was declared, as determined by the Board of Directors of MicroCarb (but in no event shall the Purchase Price be reduced to less than the par value per share of the Common Stock). For the purposes of the foregoing, a dividend or distribution other than in cash shall be considered payable out of earnings, retained earnings or earned surplus only to the extent that such current earnings, retained earnings or earned surplus are charged an amount equal to the fair value of such dividend or distribution at the time of the declaration thereof, as determined by the Board of Directors of MicroCarb. Such reductions shall take effect immediately following the date on which a record is taken for the purposes of such dividend or distribution, or, if a record is not taken, the date as of which the holders of record of the Common Stock entitled to such dividend or distribution are to be determined.

         E. Stock Splits and Reverse Splits. In case at any time MicroCarb shall subdivide its outstanding shares of the Common Stock into a greater number of shares, the Purchase Price in effect immediately prior to such subdivision shall be proportionately reduced (but in no event shall the Purchase Price be reduced to less than the par value per share of the Common Stock), and conversely, in case at any time MicroCarb shall combine the outstanding shares of the Common Stock into a smaller number of shares, the Purchase Price in effect immediately prior to such combination shall be proportionately increased.

         F. Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, Etc. If at any time MicroCarb shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of MicroCarb's assets or a recapitalization of the Common Stock) in which the previously outstanding shares of the Common Stock shall be changed into or exchanged for different securities of MicroCarb or changed into or exchanged for common stock or other securities of another corporation or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the "Transaction"), then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that, upon the basis and the terms and in the manner provided in this Section 5F, each registered holder of this Warrant, upon the exercise of this Warrant to the extent exercisable pursuant to Section 4D at any time after the consummation of the Transaction, shall be entitled to receive, in lieu of the shares of the Common Stock issuable upon such exercise prior to such consummation, at the election of such holder given by notice to MicroCarb on or before the later of (x) the day on which the holders of the Common Stock approve the Transaction, or (y) the thirtieth day following the date of delivery or mailing to such holder of the last proxy statement relating to the vote on the Transaction by the holders of the Common Stock, the stock and other securities, cash and property to which such registered holder would have been entitled upon the consummation of the Transaction if such holder had exercised this Warrant immediately prior to the date of the consummation of the Transaction. Notwithstanding anything contained in this Warrant to the contrary, MicroCarb shall not effect any Transaction unless prior to or simultaneously with the consummation of such Transaction the survivor or successor corporation (if other than MicroCarb) resulting from such Transaction shall assume by written instrument executed and delivered to each registered holder of this Warrant, the obligation to deliver to such registered holder of this Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, such registered holder of this Warrant may be entitled to receive, and containing the express assumption by such successor corporation of the due and punctual performance and observance of every provision of this Warrant to be performed and observed by MicroCarb and of all liabilities and obligations of MicroCarb hereunder.

         G. Statement Regarding Adjustments. Upon each adjustment of the Purchase Price, and in the event of any change in the rights of the holder of this Warrant by reason of other events herein set forth, then and in each such case, MicroCarb will promptly obtain an opinion of a firm of independent certified public accountants of recognized national standing (who may be the regular auditors of MicroCarb) selected by MicroCarb's chief financial officer, stating the adjusted Purchase Price, or specifying the other shares of stock, securities or assets and the amount thereof receivable as a result of such change in rights, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. MicroCarb will promptly mail a copy of such accountants' opinion to the registered holder of this Warrant.

         Section 6. Certain Agreements of MicroCarb. MicroCarb covenants and agrees that:

         A. Will Reserve Shares. MicroCarb will authorize, reserve and set apart and have available for issuance at all times, free from preemptive rights, that number of the shares of the Common Stock which are deliverable upon the exercise of this Warrant, and MicroCarb will have at all times such other rights or privileges which are necessary to enable it at any time to fulfill all of its obligations hereunder.

         B. Will Avoid Certain Actions. MicroCarb will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, issue or sale of securities or otherwise, avoid or take any action which would have the effect of avoiding the observance or performance of any of the terms to be observed or performed hereunder by MicroCarb, and will at all times in good faith assist in carrying out all of the provisions of this Warrant. Without limiting the generality of the foregoing, MicroCarb will not take any action to revoke, call, redeem, cancel or otherwise terminate this Warrant or the rights granted under this Warrant.

         C. Will Secure Governmental Approvals. If any shares of the Common Stock required to be reserved for the purposes of exercise of this Warrant require registration with or approval of any governmental authority under any federal law (other than the Securities Act and corresponding state securities laws) or under any state law before such shares of the Common Stock may be issued upon exercise of this Warrant, MicroCarb will, at its expense, as expeditiously as possible use its best efforts to cause such shares to be duly registered or approved, as the case may be.

         D. Will Pay Certain Taxes and Fees. MicroCarb will pay all issue or transfer taxes with respect to the issuance or transfer of shares of the Common Stock to the registered holder of this Warrant in connection with each exercise of this Warrant, as well as all fees and expenses incurred by MicroCarb in connection with each such issuance or transfer.

         E. Will Bind Successors. This Warrant will be binding upon any corporation succeeding to MicroCarb by merger, consolidation or acquisition of all or substantially all of MicroCarb's assets.

         Section 7. Notifications by MicroCarb. In case at any time:

             (i) MicroCarb shall declare upon the Common Stock any dividend or other distribution (except out of current earnings, retained earnings or earned surplus) to the holders of the Common Stock;

             (ii) MicroCarb shall make an offer for subscription pro rata to the holders of the Common Stock of any additional shares of stock of any class or other rights;

             (iii) the Board of Directors of MicroCarb shall authorize (whether definitively or subject to any conditions) any capital reorganization, or reclassification of the capital stock of MicroCarb, or consolidation or merger of MicroCarb with, or sale of all or substantially all of its assets to, another Person;

             (iv) the Board of Directors of MicroCarb shall authorize (whether definitively or subject to any conditions) a voluntary dissolution, liquidation or winding-up of MicroCarb; or

             (v) MicroCarb shall become subject to involuntary dissolution, liquidation or winding-up;

then, in each of such cases, MicroCarb shall give notice to the registered holder of this Warrant of the date on which (a) the books of MicroCarb shall close or a record shall be taken for such dividend, distribution or subscription rights, or (b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up shall take place or be voted upon by stockholders of MicroCarb, as the case may be. Such notice shall also specify the date as of which the holders of record of shares of the Common Stock shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their shares of the Common Stock or securities for other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, as the case may be. Such notice shall be given not less than 15 and not more than 90 days prior to the action in question and not less than 15 days and not more than 90 days prior to the record date or the date on which MicroCarb's transfer books are closed in respect thereto and such notice shall state that the action in question or the record date is subject to the effectiveness of a registration statement under the Securities Act, or to a favorable vote of stockholders, if either is required.

         MicroCarb shall also give each registered holder of this Warrant written notice of each (i) exercise of each Index Option and each Index Warrant and (ii) replacement, substitution, amendment, exchange, sale, assignment or other transfer of any Index Option or Index Warrant:

             (a) on June 30 and December 31 of each year in which this Warrant may be exercised with respect to any Index Option or any Index Warrant; and

             (b) on such other date which is thirty (30) days after the date that any one or more of the foregoing events has occurred with respect to Index Options or Index Warrants which may be exercised for more than four hundred thousand (400,000) shares of the Common Stock.

         Section 8. Rights of a Stockholder. This Warrant shall not entitle any holder of this Warrant to any voting rights or any other rights, or subject any holder of this Warrant to any liabilities, if any, as a stockholder of MicroCarb.

         Section 9. Modification; Waivers. This Warrant may be modified or amended only with the written consent of the registered holder. MicroCarb shall not be released from its obligations hereunder without the written consent of the registered holder. The observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively) by MicroCarb or the registered holder, as the case may be, but any such waiver shall be effective only if in a writing signed by the entity against which such waiver is to be asserted. Except as otherwise specifically provided herein, no delay on the part of either entity in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either entity of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

         Section 10. Entire Agreement. This Warrant, the Stock Purchase Agreement, the Exchange Option Agreement, the Research and Development, Research Support and License Agreement, that certain registration rights agreement of even date herewith between SKB and MicroCarb and that certain stockholders agreement (the "Stockholders Agreement") of even date herewith between SKB and MicroCarb represent the entire understanding and agreement between the parties thereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties thereto with respect to the subject matter hereof and thereof.

         Section 11. Severability. If any provision of this Warrant, or the application of such provision under any circumstance, shall be held invalid, the remainder of this Agreement or the application of such provision under any other circumstance to the extent permitted by law shall not be affected thereby; provided, that MicroCarb and the registered holder shall negotiate in good faith with respect to an equitable modification of the provision or application thereof held to be invalid.

         Section 12. Notices.

         (A) Any notice or communication shall be duly given if in writing and delivered in person, receipt requested, or air courier guaranteeing two (2) day delivery or by facsimile (with written confirmation of receipt), to such other party's address or facsimile number set forth below.

         If to MicroCarb Inc.:

         300 Professional Drive
         Gaithersburg, Maryland  20879
         Attention:  Chief Executive Officer
         Facsimile:  (301) 590-1252

         If to SmithKline Beecham Biologicals
         Manufacturing s.a.:

         Rue de L'Institut 89
         B-1330 Rixensart
         Belgium
         Attention:  Senior Vice President, General
                     Manager
         Facsimile:  011-32-2-656-8026
         with a copy to:

         SmithKline Beecham Corp.
         One Franklin Plaza
         P.O. Box 7929
         Philadelphia, Pennsylvania  19101-7929
         Attention:  Edward J. Buthusiem, Esq.
         Facsimile:  (215) 751-3935

         (B) All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered or facsimiled (with written confirmation of receipt); and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

         Section 13. Headings. The Section headings in this Warrant are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof.

         Section 14. Construction. This Warrant shall be governed, construed and enforced in accordance with the laws of the State of Delaware, without regard to its principles of conflict of laws.

         Section 15. No Inconsistent Agreements. MicroCarb has not previously, and will not hereafter, enter into any agreement with respect to its securities which is inconsistent with the rights granted to SKB and its successors and permitted assigns under this Warrant.

         Section 16. Arbitration. Any controversy or claim arising out of or relating to this Warrant, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association in effect at the time such arbitration is instituted. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by MicroCarb, one of whom shall be chosen by the registered holder, and one of whom shall be chosen by the two arbitrators previously designated. If both or either of MicroCarb and/or the registered holder fails to choose an arbitrator within fourteen (14) calendar days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) calendar days of their appointment, such arbitrators shall be chosen by the American

Arbitration Association. Unless the parties to the arbitration shall otherwise agree to a different place of arbitration, the place of arbitration shall be Washington, D.C. The arbitration award shall be final and binding upon the parties thereto and may be entered in any court having jurisdiction. MicroCarb and the registered holder shall each bear (i) its own expenses in connection with such arbitration and (ii) one-half of the fees and expenses of the American Arbitration Association and arbitrator. No arbitration award shall contain any provision which is inconsistent with the preceding sentence.

         Section 17. Specific Performance. MicroCarb agrees that this Warrant cannot be purchased or sold in the open market and that, for these reasons, among others, each registered holder of this Warrant will be irreparably damaged in the event that this Warrant is not specifically enforceable. Accordingly, in the event of any controversy concerning this Warrant, or any right or obligation hereunder, such right or obligation determined as part of an arbitration award described in Section 16 shall be enforceable in a court of equity by specific performance. The rights granted in this Section 17 shall be cumulative and not exclusive, and shall be in addition to any and all other rights which the registered holder of this Warrant may have hereunder, at law or in equity. The registered holder consents to the jurisdiction of the federal courts of the State of Delaware in any suit, action or proceeding brought pursuant to this
Section 17, waives any objection it may have to the laying of venue in any such suit, action or proceeding in any of such court, and agrees that service of any court paper may be made in such manner as may be provided under applicable laws or court rules governing service or process.

         Section 18. Transfer and Assignment. The registered holder of this Warrant may transfer and assign this Warrant and its rights hereunder without the necessity of obtaining any consent to such transfer or assignment, provided that the registered holder is permitted to transfer or assign its shares of the Common Stock under the terms of the Stock Purchase Agreement.

         IN WITNESS WHEREOF, MicroCarb Inc. has caused this Warrant to be executed and delivered by its duly authorized officer under its corporate seal, attested by its duly authorized officer and to be dated May 6, 1996 and effective as of March 1, 1996.


                                  MICROCARB INC.



                                  By:   /s/ V.M. Esposito
                                     -------------------------------------
                                  Name:  V.M. Esposito
                                  Title:  President



[Corporate Seal]




Attest:


   /s/ Gregory C. Zakarian
- ----------------------------------
Name:  Gregory C. Zakarian
Title:  Secretary

                                SUBSCRIPTION FORM

                     To be Executed by the Registered Holder
                   Desiring to Exercise the Within Warrant of

                                 MICROCARB INC.

         The undersigned registered holder hereby exercises the right to
purchase         shares of the Common Stock covered by the within Warrant,
according to the conditions thereof, and herewith makes payment in full of the
Purchase Price of such shares, U.S. $                  .

                                             -------------------------------
                                             Name of Registered Holder


                                             -------------------------------
                                             Signature


                                             -------------------------------
                                             Title


                                             Address
                                                    ------------------------

                                                    ------------------------




Dated:
        ---------------------

                                 ASSIGNMENT FORM

                     To Be Executed by the Registered Holder
                   Desiring to Transfer the Within Warrant of

                                 MICROCARB INC.

         FOR VALUE RECEIVED, the undersigned registered holder hereby sells,
assigns and transfer unto                   the right to purchase
                     shares of the Common Stock covered by the within Warrant, and does hereby irrevocably constitute and appoint
Attorney to transfer the said Warrant on the books of MicroCarb (as defined in said Warrant), with full power of substitution. The undersigned represents and warrants to MicroCarb that this assignment is consistent with Section 18 of the Warrant.

                                       -------------------------------
                                       Name of Registered Holder


                                       -------------------------------
                                       Signature


                                       -------------------------------
                                       Title


                                       Address
                                              ------------------------

                                              ------------------------

Dated:
       ----------------------

In the presence of


- -----------------------------



                                     NOTICE:

         The signature to the foregoing Assignment Form must correspond to the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatsoever.